Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-22223, 333-128611 and 333-143517) of the report of Caturano and Company, P.C. (whose name has since changed to Caturano and Company, Inc.) dated March 31, 2010 relating to the consolidated financial statements of Spire Corporation as of December 31, 2009 and the year then ended, included in the Annual Report on Form 10-K.

/s/ Caturano and Company, Inc.

Boston, Massachusetts
March 15, 2011